Exhibit 3.7

CERTIFICATE OF INCORPORATION

OF

INTERCEL MEMPHIS MTA, INC.

1. NAME

The name of this corporation is InterCel Memphis MTA, Inc. (the “Corporation”).

2. REGISTERED OFFICE AND AGENT

The registered office of the Corporation shall be located at 1013 Centre Road, Wilmington, Delaware 19805 in the County of New Castle. The registered agent of the Corporation at such address shall be Corporation Service Company.

3. PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”). The Corporation shall have all power necessary or helpful to engage in such acts and activities.

4. CAPITAL STOCK

4.1. Authorized Shares

The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 1000 shares of voting common stock, all of one class, having a par value of $.01 per share (“Common Stock”).

4.2. Common Stock

4.2.1. Relative Rights

Each share of Common Stock shall have the same relative rights as and be identical in all respects to all the other shares of Common Stock.

4.2.2. Dividends

Whenever there shall have been paid, or declared and set aside for payment, to the holders of shares of any class of stock having preference over the Common Stock as to the payment of dividends, the full amount of dividends and of sinking fund or retirement payments, if any, to which such holders are respectively entitled in preference to the Common Stock, then dividends may be paid on the Common Stock and on any class or series of stock entitled to participate therewith as to dividends, out of any assets legally available for the payment of dividends thereon, but only when and as declared by the Board of Directors of the Corporation.

4.2.3. Dissolution, Liquidation, Winding Up

In the event of any dissolution, liquidation, or winding up of the Corporation, whether voluntary or involuntary, the holders of the Common Stock shall become entitled to participate in the distribution of any assets of the Corporation remaining after the Corporation shall have paid, or set aside for payment, to the holders of any class of stock having preference over the Common Stock in the event of dissolution, liquidation or winding up the full preferential amounts (if any) to which they are entitled.

4.2.4. Voting Rights

Each holder of shares of Common Stock shall be entitled to attend all special and annual meetings of the stockholders of the Corporation and, share for share and without regard to class, together with the holders of all other classes of stock entitled to attend such meetings and to vote (except any class or series of stock having special voting rights), to cast one vote for each outstanding share of Common Stock so held upon any matter or thing (including, without limitation, the election of one or more directors) properly considered and acted upon by the stockholders.

5. INCORPORATOR; INITIAL DIRECTORS

5.1. Incorporator

The name and mailing address of the incorporator (the “Incorporator”) are Hogan & Hartson L.L.P., 555 Thirteenth Street, N.W., Washington, D.C. 20004-1109. The powers of the Incorporator shall terminate upon the filing of this Certificate of Incorporation.

5.2. Initial Directors

The following persons, having the following mailing addresses, shall serve as the directors of the Corporation until the first annual meeting of the stockholders of the Corporation or until their successors are elected and qualified:

NAME	MAILING ADDRESS
Campbell B. Lanier, III	1239 O.G. Skinner Drive West Point, Georgia 31833

William H. Scott, III	1239 O.G. Skinner Drive West Point, Georgia 31833

Allen E. Smith	1239 O.G. Skinner Drive West Point, Georgia 31833

Fred G. Astor, Jr.	1239 O.G. Skinner Drive West Point, Georgia 31833

6. BOARD OF DIRECTORS

6.1. Number; Election

The number of directors of the Corporation shall be such number as from time to time shall be fixed by, or in the manner provided in, the bylaws of the Corporation. Unless and except to the extent that the bylaws of the Corporation shall otherwise require, the election of directors of the Corporation need not be by written ballot.

6.2. Limitation of Liability

No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (c) for the types of liability set forth in Section 174 of the Delaware General Corporation Law; or (d) for any transaction from which the director received any improper personal benefit.

7. INDEMNIFICATION

To the extent permitted by law, the Corporation shall fully indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (whether civil, criminal, administrative or investigative) by reason of the fact that such person is or was a director or officer [or employee or agent] of the Corporation, or is or was serving at the request of the Corporation as a director or officer [or employee or agent] of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding.

The Corporation shall advance expenses (including attorneys’ fees) incurred by a director or officer in advance of the final disposition of such action, suit or proceeding upon the receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that such director or officer is not entitled to indemnification.

The Corporation shall advance expenses (including attorneys’ fees) incurred by an employee or agent in advance of the final disposition of such action, suit or proceeding upon such terms and conditions, if any, as the Board of Directors deems appropriate.

8. AMENDMENT OF BYLAWS

In furtherance and not in limitation of the powers conferred by the Delaware General Corporation Law, the Board of Directors of the Corporation is expressly authorized and empowered to adopt, amend and repeal the bylaws of the Corporation.

IN WITNESS WHEREOF, the undersigned, being the Incorporator hereinabove named, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, hereby certifies that the facts hereinabove stated are truly set forth, and accordingly executes this Certificate of Incorporation this      day of September, 1995.

HOGAN & HARTSON L.L.P. Incorporator

By:

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERCEL MEMPHIS MTA, INC.

InterCel Memphis MTA, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That the Corporation has not received any payment for any of its stock.

SECOND: That in accordance with the requirements of Section 241 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting by written consent signed by all of the directors of the Corporation pursuant to Sections 108 and 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions: (1) changing the Corporation’s name to “InterCel Memphis Licenses, Inc.” and (2) amending the Certificate of Incorporation of the Corporation to reflect such change.

THIRD: That the amendment to the Certificate of Incorporation of the Corporation is as follows:

ARTICLE 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“1. NAME

The name of this corporation is InterCel Memphis Licenses, Inc. (the “Corporation”).”

FOURTH: That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 108, 141(f), and 241 of the General Corporation Law of the State of Delaware.

FIFTH: That upon this Certificate of Amendment of Certificate of Incorporation becoming effective, the name of the Corporation shall be changed to “InterCel Memphis Licenses, Inc.”

IN WITNESS WHEREOF, InterCel Memphis MTA, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Allen E. Smith, its President, and attested by Fred G. Astor, Jr., its Secretary, on February 19, 1996.

By:	/s/ Allen E. Smith
Allen E. Smith President

Attest:

/s/ Fred G. Astor, Jr.
Fred G. Astor, Jr. Secretary

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

INTERCEL MEMPHIS LICENSES, INC.

InterCel Memphis Licenses, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST: That in accordance with the requirements of Section 242 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation, acting by written consent signed by all of the directors of the Corporation pursuant to Section 141(f) of the General Corporation Law of the State of Delaware, duly adopted resolutions: (1) proposing and declaring advisable the changing of the Corporation’s name to “Powertel Memphis Licenses, Inc.,” (2) proposing and declaring advisable the amendment of the Certificate of Incorporation of the Corporation to reflect such change and (3) recommending that such name change and amendment be submitted to the sole stockholder of the Corporation for consideration, action and approval.

SECOND: That the amendment to the Certificate of Incorporation of the Corporation is as follows:

ARTICLE 1 of the Certificate of Incorporation of the Corporation is hereby amended to read in its entirety as follows:

“1. NAME

The name of the corporation is Powertel Memphis Licenses, Inc. (the “Corporation”).”

THIRD: That thereafter, pursuant to resolution of the Board of Directors, the sole stockholder of the Corporation, acting by written consent in accordance with Sections 228 and 229 of the General Corporation law of the State of Delaware, duly approved such name change and the aforesaid amendment to the Certificate of Incorporation of the Corporation to reflect such name change.

FOURTH: That the aforesaid amendment to the Certificate of Incorporation of the Corporation was duly adopted in accordance with the provisions of Sections 141(f), 228, 229 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: That upon this Certificate of Amendment of Certificate of Incorporation becoming effective, the name of the Corporation shall be changed to “Powertel Memphis Licenses, Inc.”

IN WITNESS WHEREOF, InterCel Memphis Licenses, Inc. has caused this Certificate of Amendment of Certificate of Incorporation to be signed by Allen E. Smith, its President, and attested by Fred G. Astor, Jr., its Secretary, on July 9, 1996.

By:	/s/ Allen E. Smith
Allen E. Smith President

Attest:

/s/ Fred G. Astor, Jr.
Fred G. Astor, Jr. Secretary